EXHIBIT 99.1

Sussex Bancorp	Contact:	Donald L. Kovach
399 Route 23		President/CEO
Franklin, NJ 07416		(973) 827-2914

SUSSEX BANCORP ANNOUNCES SECOND QUARTER 2007 EARNINGS
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DECLARES QUARTERLY CASH DIVIDEND OF $0.07 PER SHARE

FRANKLIN, NEW JERSEY– July 24, 2007– Sussex Bancorp (NASDAQ: “SBBX”) today announced its financial results for the second quarter ending June 30, 2007.

For the quarter ended June 30, 2007, the Company earned net income of $294,000 compared to net income of $652,000 reported for the second quarter of 2006. For the six months ended June 30, 2007, the Company earned net income of $1,018,000, a decline from the $1,248,000 earned for the same period last year.   Basic earnings per share for the three and six months ended June 30, 2007 were $0.09 and $0.32, respectively, compared to $0.21 and $0.40 for the respective comparable periods of 2006.  Diluted earnings per share were $0.09 and $0.32 respectively for the three and six months ended June 30, 2007, compared to $0.20 and $0.39 in the respective comparable periods of 2006. The decline in both net income and earnings per share reflects continued pressure on the Company’s net interest margin, as well as an increase in the Company’s provision for loan losses related to certain loans performing at quarter end that management deems necessary at this time based upon the present loan repayment terms and the ability of the borrowers to comply with the present repayment terms.

 The Company’s net interest income decreased to $2,894,000 for the quarter ended June 30, 2007 from $3,051,000 for the second quarter of 2006.  The decrease reflects the Company’s interest expense increasing at a faster rate than its interest income, due in large measure to the competitive environment for deposits in the Company’s trade area. The Company’s interest income increased to $5,613,000 for the quarter ended June 30, 2007 from $4,876,000 for the second quarter of 2006.   The Company’s interest expense increased to $2,719,000 for the three months ended June 30, 2007 from $1,825,000 for the second quarter of 2006.  For the six months ended June 30, 2007, the Company’s net interest income decreased to $5,743,000 from the $5,966,000 earned for the same period last year.  For the six months ended June 30, 2007, the Company’s interest income increased to $11,005,000 from $9,457,000 for the period ended June 30, 2006, while the Company’s interest expense increased to $5,262,000 from $3,491,000 for the six months ended June 30, 2006. As a result of these changes, the Company’s net interest margin declined to 3.46% and 3.53% for the three and six months ended June 30, 2007, respectively, from 4.22% and 4.19% for the three and six months ended June 30, 2006, respectively.

Management has sought to address the margin compression in several ways. The Company recently refinanced $5.0 million in its outstanding trust preferred securities. The securities called for redemption bore a rate of 9.01%, while the newly issued trust preferred securities have a current rate of 6.80%.  Management is also closely monitoring rates offered on deposit products.  In addition, the Company is seeking to enhance its yield on its interest earning assets, primarily its loan portfolio. The Company will no longer seek to compete on rate for all potential customers, but only on its more profitable relationships. This may lead to a slowing in the rate of growth of the Company’s loan portfolio, as certain borrowers elect to obtain credit products from competing institutions. However, management believes this will benefit the Company’s net interest margin and profitability.

The loan loss provision for the second quarter was $436,000 compared to $229,000 for the same period last year.  The increase is related both to the continued growth in the Company’s loan portfolio and two  construction loans dependent upon residential unit sales that due to market conditions have not kept pace with the expected loan amortization schedules. Subsequent to quarter end, one of these loans, with an outstanding balance of $4.4 million, reached maturity, but has not been paid off.  Considering the underlying collateral value of both loans and the continuing economic environment, management therefore determined that an additional provision was prudent at this time.

The Company reported non-interest income of $1,235,000 and $2,821,000 for the current three and six month periods ended June 30, 2007, respectively, compared to non-interest income of $1,369,000 and $2,660,000 for the three and six month periods ending June 30, 2006.  Insurance commissions for the three and six month periods ended June 30, 2007 were $664,000 and $1,518,000, respectively.

The Company’s other expenses increased in the three and six month periods of 2007 compared to the prior year periods.  For the three month period ending June 30, 2007 other expenses increased by $107,000 thousand, or 3.3%, while other expenses increased by $218,000 thousand, or 3.4%, for the six months ended June 30, 2007 compared to the prior year periods.

At June 30, 2007 the Company had total assets of $387.3 million, compared to total assets of $331.3 million at June 30, 2006. The Company’s total deposits increased to $311.3 million at June 30, 2007 from $277.3 million at June 30, 2006, and the Company’s total loan portfolio, net of unearned income, increased to $284.6 million at June 30, 2007 from $244.1 million at June 30, 2006.

Sussex Bancorp also announced that its Board of Directors declared a cash dividend of $0.07 per share, payable on August 24, 2007 to shareholders of record as of August 6, 2007.

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
(Unaudited)

ASSETS	June 30, 2007	June 30, 2006	December 31, 2006

Cash and due from banks	$9,240	$10,442	$10,170
Federal funds sold	16,795	2,670	11,995
Cash and cash equivalents	26,035	13,112	22,165

Interest bearing time deposits with other banks	100	100	100
Trading securities	12,282	-	-
Securities available for sale	45,703	57,814	54,635
Federal Home Loan Bank Stock, at cost	1,358	964	1,188

Loans receivable, net of unearned income	284,640	244,061	262,276
Less: allowance for loan losses	3,860	3,040	3,340
Net loans receivable	280,780	241,021	258,936

Premises and equipment, net	8,606	6,909	7,794
Accrued interest receivable	1,804	1,497	1,910
Goodwill	2,820	2,780	2,820
Other assets	7,766	7,062	6,749

Total Assets	$387,254	$331,259	$356,297

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$37,818	$34,234	$40,083
Interest bearing	273,517	243,063	255,687
Total Deposits	311,335	277,297	295,770

Borrowings	20,226	13,276	18,251
Accrued interest payable and other liabilities	2,663	2,077	2,529
Junior subordinated debentures	18,042	5,155	5,155

Total Liabilities	352,266	297,805	321,705

Total Stockholders' Equity	34,988	33,454	34,592

Total Liabilities and Stockholders' Equity	$387,254	$331,259	$356,297

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
INTEREST INCOME
Loans receivable, including fees	$4,881	$4,217	$9,534	$8,030
Securities:
Taxable	404	349	800	702
Tax-exempt	257	259	507	520
Federal funds sold	69	46	161	195
Interest bearing deposits	2	5	3	10
Total Interest Income	5,613	4,876	11,005	9,457

INTEREST EXPENSE
Deposits	2,355	1,548	4,563	2,920
Borrowings	243	168	465	359
Junior subordinated debentures	121	109	234	212
Total Interest Expense	2,719	1,825	5,262	3,491

Net Interest Income	2,894	3,051	5,743	5,966
PROVISION FOR LOAN LOSSES	436	229	544	445
Net Interest Income after Provision for Loan Losses	2,458	2,822	5,199	5,521

OTHER INCOME
Service fees on deposit accounts	335	348	654	668
ATM and debit card fees	104	97	191	179
Insurance commissions and fees	664	688	1,518	1,421
Investment brokerage fees	56	88	213	140
Trading revenue	(48)	-	(2)	-
Other	124	148	247	252
Total Other Income	1,235	1,369	2,821	2,660

OTHER EXPENSES
Salaries and employee benefits	1,829	1,756	3,611	3,395
Occupancy, net	300	259	613	530
Furniture, equipment and data processing	356	297	694	575
Stationary and supplies	46	45	92	96
Professional fees	165	167	304	345
Advertising and promotion	137	145	241	330
Insurance	48	46	94	104
Postage and freight	48	60	88	112
Amortization of intangible assets	26	40	63	73
Other	381	414	776	798
Total Other Expenses	3,336	3,229	6,576	6,358

Income before Income Taxes	357	962	1,444	1,823
PROVISION FOR INCOME TAXES	63	310	426	575
Net Income	$294	$652	$1,018	$1,248

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Unaudited)
	Six Months Ended June 30,
(Dollars in thousands)	2007			2006
	Average		Average	Average		Average
Earning Assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$24,030	$663	5.57%	$24,171	$708	5.91%
Taxable	34,135	800	4.73%	35,752	702	3.96%
Total securities	58,166	1,463	5.07%	59,923	1,410	4.74%
Total loans receivable (4)	272,678	9,534	7.05%	227,472	8,030	7.12%
Other interest-earning assets	6,397	164	5.16%	9,083	205	4.55%
Total earning assets	337,242	$11,161	6.67%	296,478	$9,645	6.56%

Non-interest earning assets	28,098			25,213
Allowance for loan losses	(3,496)			(2,804)
Total Assets	$361,844			$318,887

Sources of Funds:
Interest bearing deposits:
NOW	$58,221	$642	2.22%	$52,470	$500	1.92%
Money market	36,731	704	3.87%	27,873	511	3.70%
Savings	39,655	178	0.91%	49,171	206	0.84%
Time	127,386	3,039	4.81%	91,556	1,703	3.75%
Total interest bearing deposits	261,993	4,563	3.51%	221,070	2,920	2.66%
Borrowed funds	19,565	465	4.73%	14,786	359	4.83%
Junior subordinated debentures	5,366	234	8.66%	5,155	212	8.20%
Total interest bearing liabilities	286,924	$5,262	3.70%	241,011	$3,491	2.92%

Non-interest bearing liabilities:
Demand deposits	37,647			42,561
Other liabilities	2,218			1,965
Total non-interest bearing liabilities	39,865			44,526
Stockholders' equity	35,055			33,350
Total Liabilities and Stockholders' Equity	$361,844			$318,887

Net Interest Income and Margin (5)		$5,899	3.53%		$6,154	4.19%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets